Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center	Raymond E. Simpson
P.O. Box 601	53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands	185 36 Piraeus, Greece
Telephone: +692 625 3602	Telephone: +30 210 429 3323
Fax: +692 625 3603	Fax: +30 210 941 4790
E-mail: dreeder@ntamar.net	E-mail: simpson@otenet.gr
Mobile phone: +30 6945 465 173
February 10, 2009
Seanergy Maritime Holdings Corp.
1 - 3 Patriarchou Grigiriou
166 74 Glyfada
Athens, Greece
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering the resale by certain selling shareholders listed therein of (i) up to an aggregate of 12,068,075 shares of the Company’s our common stock, par value $0.0001 per share (the “Shares”), (ii) up to an aggregate of 16,016,667 of the Company’s common stock purchase warrants (the “Warrants”), and (iii) up to an aggregate of 16,016,667 shares of the Company’s common stock issuable upon the exercise of the Warrants (the “Warrant Shares” and collectively with the Shares, the “Common Shares”).
     We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.
     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Republic of the Marshall Islands.
     2. The Shares and the Warrants have been duly authorized, validly issued, fully paid and non-assessable.
     3. The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable law and consideration of public policy.
     4. The Warrant Shares underlying the Warrants, when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement under which the Warrants were issued and as described in the Registration Statement, and the Warrants will be validly issued, fully paid and non-assessable.
     We are opining solely on the laws of the Republic of the Marshall Islands, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the Marshall Islands and all applicable judicial and regulatory determinations in connection therewith.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Reeder & Simpson
Reeder & Simpson P.C.